Exhibit 13

An offering statement including a Preliminary Offering Circular with respect to the sale of PogoTec, Inc. securities has been filed with the United States Securities and Exchange Commission. The most recent version of the Preliminary Offering Circular is available via the SEC EDGAR Website.

No money or other consideration is being solicited with respect to the offering of PogoTec, Inc.’s securities, and, if sent in response, will not be accepted. No offer to buy any securities of PogoTec, Inc. can be accepted and no part of the purchase price can be received until the offering statement on Form 1-A with respect to PogoTec, Inc.’s securities is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. A person’s indication of interest involves no obligation or commitment of any kind.

On November 17, 2017, W.R. Hambrecht + Co made available on its website a video regarding PogoTec, Inc.’s proposed initial public offering. A transcript of the video is set forth below. The video can be viewed at www.wrhambrecht.com.

The link to the video includes legal legends and disclaimers required by Rule 255 of Regulation A under the Securities Act of 1933, as amended.

Transcript

PogoTec, Inc. Video Transcript

November 17, 2017

Speaker 1: Wearable cameras are cool, but before now, wearing them out socially was not. I mean, would you want to have one of these strapped to you? Or, how about you tape your cell phone to your head so you can be hands free? Of course not. So how do you quickly take pictures and videos to capture your experiences while also being in the moment? Meet PogoCam, the first wearable camera for everyday eyewear. Regular eye and sunglasses become enhanced by the world’s smallest detachable high quality camera, so experiences like these are captured in the moment. Like family get-togethers, special events, hanging out with friends or just cruising the town having fun. And even those once-in-a-lifetime moments…

Speaker 2: Good job! Where’s my phone?

Speaker 1: …When bringing out your phone….

Speaker 3: Don’t worry, I got video, sis’….

Speaker 1: …means potentially missing them. PogoCam works with your favorite brands by magnetically attaching to PogoTrac, a metallic strip built into your next favorite pair of frames, so you stay fashionable with whatever pair you wear. And since PogoCam is removable, you can switch it to any of your favorite pair of eyewear that has PogoTrac on it, so your style can change for any occasion. Even sunglasses, so if you don’t wear eyeglasses, you can still look cool and capture moments as they happen. And don’t worry about privacy. PogoCam can be easily slid to the back, or even taken off with no hassle. PogoCam can capture and store hundreds of photos, or even minutes of video with audio at comparable quality to your smart phone camera, and has a proprietary mobile app, which ensures the image you see is the image you capture. Simply look and shoot. The content is transferred easily to your devices, and with the PogoCam app, can quickly be shared with your friends, and on social media. Fashionable, quick and in the moment. This is PogoCam.

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